Exhibit 23.1

CONSENT OF HANNIS T. BOURGEOIS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference into this Registration Statement on Form S-8 of Britton & Koontz Capital Corporation of our Report of Independent Registered Public Accounting Firm dated March 5, 2008 on the consolidated financial statements of Britton & Koontz Capital Corporation and Subsidiaries for the years ended December 31, 2007, 2006 and 2005, included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.

  /s/ Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana
April 10, 2008